EX 99.28 (d)(17)(v)

Amendment to

Investment Sub-Advisory Agreement between Curian Capital, LLC,

Neuberger Berman Fixed Income LLC, and Curian Variable Series Trust

This Amendment is made by and among Curian Capital, LLC, a Michigan limited liability company and registered investment adviser (“Adviser”), Neuberger Berman Fixed Income LLC, a Delaware limited liability company and registered investment adviser (“Sub-Adviser”), and Curian Variable Series Trust, a Massachusetts business trust (“Trust”).

Whereas, the Adviser, Sub-Adviser, and Trust entered into an Investment Sub-Advisory Agreement dated as of July 5, 2012, effective September 10, 2012 (“Agreement”), whereby Adviser appointed Sub-Adviser to provide certain sub-investment advisory services to certain investment portfolios of the Trust as provided on Schedule A of the Agreement (each a “Fund” and collectively, the “Funds”).

Whereas, pursuant to the Agreement, the parties have agreed to amend Section 3, entitled “Management,” Section 8, entitled “Compensation,” Schedule A, and Schedule B of the Agreement.

Now Therefore, in consideration of the mutual covenants herein contained, the parties hereby agree to amend the Agreement to delete the first paragraph of Section 3 entitled “Management” in its entirety and replace it with the following paragraph:

3.           Management.  Subject always to the supervision of the Adviser and the Board of Trustees, Sub-Adviser will furnish an investment program in respect of, and shall have full investment authority and discretion for, all assets of the Funds and place all orders for the purchase and sale of securities, commodities, and derivatives thereon, including investments through the Curian/Neuberger Berman Risk Balanced Commodity Strategy Fund Ltd. (the “Subsidiary”), a wholly owned subsidiary of the Fund formed as a company exempt from tax in the Cayman Islands, pursuant to a sub-advisory agreement between the Adviser and the Sub-Adviser (“Subsidiary Agreement”), foreign or domestic securities, and other property (including commodities and commodities-related instruments, financial and other futures, options of any type, commodities and other derivative instruments) herein collectively, “securities”), all on behalf of the Funds as the Sub-Adviser shall determine in accordance with each Fund’s investment restrictions, policies and Prospectus.

Further, the parties hereby agree to amend the Agreement to delete Section 8 entitled “Compensation” in its entirety and replace it with the following paragraph:

8.           Compensation.  For the services provided and the expenses assumed pursuant to this Agreement and for sub-advisory services provided by Sub-Adviser to the Subsidiary under the Subsidiary Agreement, the Adviser will pay the Sub-Adviser, and the Sub-Adviser agrees to accept as full compensation therefore, a sub-advisory fee accrued daily and payable monthly on the average daily net assets in the Fund, including the average daily net assets of the Subsidiary in accordance with Schedule B hereto.

Further, the parties hereby agree to amend the Agreement as follows:

1.	Schedule A to the Agreement is hereby deleted and replaced in its entirety with Schedule A dated April 28, 2014, attached hereto.

2.	Schedule B to the Agreement is hereby deleted and replaced in its entirety with Schedule B dated April 28, 2014, attached hereto.

3.	Except as specifically amended hereby, the Agreement shall remain in full force and effect in accordance with its terms.

In Witness Whereof, the Adviser, Sub-Adviser and Trust have caused this Amendment to be executed as of February 26, 2014, effective as of April 28, 2014.  This Amendment may be executed in two or more counterparts, which together shall constitute one document.

Curian Capital, LLC		Neuberger Berman Fixed Income LLC

By:	/s/ Michael A. Bell	By:	/s/ Mary M. Brady
Name:	Michael A. Bell	Name:	Mary M. Brady
Title:	President and Chief Executive Officer	Title:	Managing Director

Curian Variable Series Trust

By:	/s/ Angela R. Burke
Name:	Angela R. Burke
Title:	Assistant Secretary

  2

Schedule A
Dated April 28, 2014
(Funds)

Curian/Neuberger Berman Currency Fund
Curian/Neuberger Berman Risk Balanced Commodity Strategy Fund

A-1

Schedule B
Dated April 28, 2014
(Compensation)

Curian/Neuberger Berman Currency Fund
Average Daily Net Assets	Annual Rate

$0 to $250 Million	0.40%
Over $250 Million	0.35%

Curian/Neuberger Berman Risk Balanced Commodity Strategy Fund
Average Daily Net Assets	Annual Rate

$0 to $100 Million	0.40%
$100 Million to $400 Million	0.29%
Over $400 Million	0.20%

 B-1